EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
T. Rowe Price Group, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-7012, No. 33-72568, No. 333-20333, No. 333-90967, No. 333-59714, No. 333-120882, No. 333-120883 and No. 333-142092) of T. Rowe Price Group, Inc. of our reports dated February 5, 2010, with respect to the consolidated balance sheets of T. Rowe Price Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of T. Rowe Price Group, Inc.
/s/ KPMG LLP
Baltimore, Maryland
February 5, 2010